Etsy to Transfer Listing of its Common Stock to the NYSE

Brooklyn, NY - September 29, 2025 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced plans to transfer the listing of its Common Stock (“Common Stock”) to the New York Stock Exchange (“NYSE”) from the Nasdaq Stock Market LLC (“Nasdaq”). Etsy expects the listing of its Common Stock on Nasdaq to cease on October 10, 2025, and the listing of its Common Stock on the NYSE (NYSE: ETSY) to begin on October 13, 2025.

“We’re excited to join the New York Stock Exchange and stand alongside some of the world’s most respected and innovative companies,” said Josh Silverman, Chief Executive Officer of Etsy. “For 20 years, Etsy has connected tens of millions of thoughtful shoppers with creative entrepreneurs around the world – and we will continue to keep commerce human as we build even more personalized and differentiated shopping experiences. We’re looking forward to partnering with the NYSE to deliver on our commitments to transparency, excellence, and creating long-term shareholder value.”

“We are honored to welcome Etsy as a NYSE listed company,” said Lynn Martin, President of NYSE Group. “At the NYSE, we measure success by the quality of our community. In this digital age, where the most tech-forward companies integrate cutting-edge technology with the human experience, Etsy’s mission to Keep Commerce Human is a valuable addition to our highly curated community of industry leaders.”

About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to "Keep Commerce Human," and we're committed to using the power of business and technology to strengthen communities and empower people. Our primary Etsy marketplace is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy, Inc. also owns fashion resale marketplace Depop. Our marketplaces operate independently, while benefiting from shared expertise in product, marketing, technology, and customer support.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations
Sarah Marx, Senior Director, Investor Relations
ir@etsy.com
Media Relations Contact:
Kelly Clausen, Vice President, Communications & Community
Lauren Bayse, Senior Director, Corporate Communications
press@etsy.com

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